Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2016, relating to the consolidated financial statements of Virtu Financial, Inc. and Subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s initial public offering which was completed in April 2015), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

August 16, 2016